EXHIBIT 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS

WHEREAS, RESOLUTE FOREST PRODUCTS INC., a Delaware corporation (the “Company”), proposes shortly to file with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form S-4 for the registration of $600 million of 5.875% Senior Notes due 2023.

WHEREAS, each of the undersigned is a Director of the Company.

NOW, THEREFORE, each of the undersigned hereby constitutes and appoints Richard Garneau, Jo-Ann Longworth and Jacques P. Vachon and each of them, as true and lawful attorneys-in-fact and agents, and each of them with full power to act without the others, for him or her and in his or her name, place and stead, in any and all capacities, to sign said Registration Statement and any and all amendments thereto (including pre-effective and post-effective amendments and supplements), and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand this 26th day of February 2014.

/s/ Bradley P. Martin	/s/ Jeffrey A. Hearn
Bradley P. Martin Chairman of the Board	Jeffrey A. Hearn Director

/s/ Michel P. Desbiens	/s/ Alain Rhéaume
Michel P. Desbiens Director	Alain Rhéaume Director

/s/ Jennifer C. Dolan	/s/ Michael S. Rousseau
Jennifer C. Dolan Director	Michael S. Rousseau Director

/s/ Richard D. Falconer	/s/ David H. Wilkins
Richard D. Falconer Director	David H. Wilkins Director